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                                                                    EXHIBIT 23.3



                               [KPMG LETTERHEAD]





Consent of Independent Chartered Accountants

The Board of Directors
Clonmel Healthcare Limited

We consent to the incorporation by reference in the Form S-3 Registration Statement dated 25 November 1997 of Fuisz Technologies Limited of our report dated 30 April 1997 except for note 27 which is at 30 September 1997 with respect to the consolidated balance sheets of Clonmel Healthcare Limited and subsidiaries as of 31 December 1996 and 1995 and the related consolidated profit and loss accounts and cash flow statements for each of the years in the two year period ended 31 December 1996, which report appears in the Form 8-K of Fuisz Technologies Limited dated 3 October 1997.


/s/ KPMG

KPMG
Chartered Accountants
Dublin, Ireland


25 November 1997